EXHIBIT 5.1
JILL ARLENE ROBBINS
525 93 Street
Surfside, Florida 33154

jillarlene@jarepa.com

December 22, 2010

Dear Sirs:

Re: Registration Statement on Form S-8

I have acted as special counsel to Freedom Environmental Services, Inc. (the "Company"), a corporation incorporated under the laws of the State of Delaware. In such capacity, I have assisted in the preparation of the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering an aggregate of 2,500,000 of the Company’s common shares, $0.001 par value and (the "Shares") issuable under the Company's Amended 2009 STOCK OPTION PLAN and reviewed the registration of 3,500,000 of the Company’s common shares, $0.001 par value, registered on Form S-8 Registration Statement on October 29, 2009 (Registration No. 333-162726) and reviewed the registration of an additional 2,500,000 of the Company’s common shares, $0.001 par value, registered on Form S-8 Registration Statement on April 7, 2010 (Registration No. 333-16593)  issuable under the Company's 2009 STOCK OPTION PLAN (aggregated with the additional registered shares, an aggregate of 8,500,000 shares, the "Shares").

I have examined originals or copies, certified or otherwise identified to my satisfaction of the resolutions of the directors of the Company with respect to the matters herein. I have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as I have deemed relevant and necessary as a basis for the opinion expressed herein. I have, for the purposes of this opinion, assumed the genuineness of all signatures examined by me, the authenticity of all documents and records submitted to me as originals and the conformity to all original documents of all documents submitted to me as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, I am of the opinion that the Shares issued by the Company are validly issued, fully paid and non-assessable.

In rendering the conclusion expressed below, I advise you that I am a member of the Bar of the State of Florida and express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein and the General Corporation Law of the State of Delaware.

This opinion letter has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 2001, as amended and supplemented, issued by the Business Law Section of The Florida Bar (the “Report”).  The Report is incorporated by reference into this opinion letter.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Very truly yours,

/a/ Jill Arlene Robbins
Jill Arlene Robbins